Exhibit 10.26

Execution Version

ASSET PURCHASE AGREEMENT

By

and

Among

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Buyer)

and

TULLY’S COFFEE CORPORATION

(Seller)

TULLY’S BELLACCINO, LLC

Dated as of September 15, 2008

TABLE OF CONTENTS

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		1

2.	ACQUISITION OF ASSETS BY BUYER		10

	2.1.	Purchase and Sale of Assets	10

	2.2.	Excluded Assets	12

	2.3.	Liabilities	12

	2.4.	Purchase Price	14

	2.5.	Allocation of Purchase Price	14

	2.6.	The Closing	14

	2.7.	Deliveries by Seller and Buyer	15

	2.8.	Adjustment to Purchase Price	16

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER		18

	3.1.	Organization and Qualification of the Seller	18

	3.2.	Authorization of Transaction	18

	3.3.	Governmental Authorization	18

	3.4.	Noncontravention	18

	3.5.	Brokers’ Fees	19

	3.6.	Purchased Assets	19

	3.7.	Legal and Other Compliance; Permits	19

	3.8.	Consents	20

	3.9.	Property; Liens; Completeness of Acquired Assets	20

	3.10.	Litigation	20

	3.11.	Intellectual Property	21

	3.12.	Environmental Matters	22

	3.13.	Affiliated Transactions	23

	3.14.	Absence of Certain Developments	23

	3.15.	Contracts	25

	3.16.	Employment	25

	3.17.	Certain Financial Information	27

	3.18.	Undisclosed Liabilities	28

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	3.19.	Taxes	29

	3.20.	Notes and Accounts Receivable	29

	3.21.	Insurance	29

	3.22.	Suppliers	30

	3.23.	Subsidiaries	30

	3.24.	Information To Be Supplied	30

	3.25.	Voting Requirements; Approval; Board Approval	30

	3.26.	Product Warranty	30

	3.27.	Powers of Attorney	30

	3.28.	No Illegal Payments	30

	3.29.	Anti-Takeover	31

	3.30.	Solvency	31

	3.31.	Fair Market Value	31

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		31

	4.1.	Organization and Qualification of the Buyer(a)(b)(c)	31

	4.2.	Authorization of Transaction	31

	4.3.	Government Authorization	32

	4.4.	Noncontravention	32

	4.5.	Brokers’ Fees	32

	4.6.	Litigation	32

	4.7.	Financing	32

5.	COVENANTS		32

	5.1.	Filing and Mailing of the Proxy Statement	32

	5.2.	General	33

	5.3.	Notices and Consents	33

	5.4.	Operation of Business	33

	5.5.	Trade Payables and Receivables	34

	5.6.	Press Releases and Public Announcements	34

	5.7.	Future Assurances	34

	5.8.	Access to Books, Records, etc.	34

	5.9.	Confidentiality	35

	5.10.	Non-Assignable Assets	36

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	5.11.	Tax Matters	36

	5.12.	Board Recommendation; Non Solicitation; Fiduciary Exceptions	37

6.	CONDITIONS TO OBLIGATION TO CLOSE		41

	6.1.	Conditions to Obligations of the Buyer	41

	6.2.	Conditions to Obligations of the Seller	44

7.	INDEMNIFICATION		45

	7.1.	Survival of Representations and Warranties	45

	7.2.	Indemnification	45

	7.3.	Time Limitations	46

	7.4.	Monetary Limitations	47

	7.5.	Third Party Claims	47

	7.6.	Information	49

	7.7.	Remedies Cumulative; Sole Remedy; Order of Recovery	49

	7.8.	Purchase Price Adjustment	49

	7.9.	Tax Benefits	49

	7.10.	Insurance Recoveries	49

8.	TERMINATION AND ABANDONMENT		50

	8.1.	Basis For Termination	50

	8.2.	Effect of Termination	51

9.	MISCELLANEOUS		53

	9.1.	Entire Agreement	53

	9.2.	Succession and Assignment; No Third-Party Beneficiary	53

	9.3.	Counterparts	53

	9.4.	Headings	53

	9.5.	Notices	53

	9.6.	Mail	54

	9.7.	Governing Law	54

	9.8.	Amendments and Waivers	55

	9.9.	Severability	55

	9.10.	Expenses	55

	9.11.	Construction	55

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9.12.	Incorporation of Schedules and Exhibits	55

9.13.	Jurisdiction	55

9.14.	Venue	56

9.15.	Service of Process	56

9.16.	Specific Performance	56

9.17.	Waiver of Jury Trial	56

Exhibits

Exhibit A	-	Major Shareholders
Exhibit B	-	Bill of Sale
Exhibit C	-	Instrument of Assignment and Assumption
Exhibit D	-	Sublease Agreement
Exhibit E	-	Seller Covenant Not to Compete
Exhibit F	-	O’Keefe Covenant Not to Compete
Exhibit G	-	License Agreement
Exhibit H	-	Supply Agreement
Exhibit I	-	Escrow Agreement
Exhibit J	-	Transition Services
Exhibit K	-	Voting Agreement
Exhibit L	-	Recognition, Non-Disturbance and Attornment Agreement
Exhibit M		Wholesale Segment Balance Sheet

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is dated as of September 15, 2008, by and among GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation (the “Buyer”) and TULLY’S COFFEE CORPORATION, a Washington corporation (the “Seller Parent”) and Tully’s Bellaccino, LLC, a Washington limited liability company and wholly-owned subsidiary of the Seller (the “Seller Subsidiary” and together with the Seller Parent, the “Seller”). The Buyer, the Seller and the Seller Subsidiary are collectively referred to herein as the “Parties.” Capitalized terms used in this Agreement are defined or otherwise referenced in Section 1.

Whereas, the Buyer desires to purchase and acquire the Acquired Assets from the Seller;

Whereas, subject to the terms and conditions contained in this Agreement, the Seller hereby shall sell and transfer and the Buyer hereby shall purchase the assets of the Wholesale Business in exchange for the cash Purchase Price described herein, of which a portion will be used to discharge Liens and other liabilities associated with such assets at or prior to the Closing;

Whereas, the Buyer and the Seller intend to enter into the License Agreement, the Supply Agreement, the Covenant Not to Compete, and the Escrow Agreement;

Whereas, simultaneously with the execution of this Agreement, and as an inducement to Buyer to enter into this Agreement, the Major Shareholders will have entered into Voting Agreements.

Whereas, the Buyer intends to offer employment to certain of the employees of the Wholesale Business; and

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“Acceptance Date” has the meaning set forth in Section 5.12(c).

“Accounting Principles” means GAAP applied on a basis consistent with the basis on which GAAP was applied in the preparation of the Wholesale Segment Balance Sheet.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition Proposal” has the meaning set forth in Section 5.12(b).

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Adverse Recommendation Change” has the meaning set forth in Section 5.12(d).

“Affiliate” means, as to any specified Person at any time, each Person who is directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time.

“Agreement” has the meaning set forth in the preamble.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Berner” has the meaning set forth in Section 6.1(t).

“Berner Inventory” has the meaning set forth in Section 6.1(t).

“Bill of Sale” has the meaning set forth in Section 2.7(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Waterbury, Vermont are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Person” has the meaning set forth in Section 7.2(a).

“Cap” has the meaning set forth in Section 7.4(a).

“CERCLA” means the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Documents” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coffee Business” means, the business of roasting, packaging, brewing, selling, distributing or otherwise providing whole bean and ground coffees, hot or cold coffee beverages or related products including brewers in North America.

“Confidential Information” has the meaning set forth in Section 5.9(a).

“Contemplated Transactions” means the transactions as contemplated by this Agreement and the other Transaction Documents.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, purchase order, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, or other document or instrument, including without limitation any document or written instrument evidencing or otherwise relating to any Debt or Guarantee, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

“Creditors” means Benaroya Capital Company, LLC, Northrim Funding Services, a division of Northrim Bank, and Ueshima Coffee Corporation, Ltd.

“Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments or upon which interest charges are customarily paid, (iii) for deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business of such Person, (iv) under conditional sale or other title retention agreements relating to property purchased by such Person and all capitalized lease obligations, (v) arising out of obligations of a third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), or (vi) any prepayment or similar penalties for any of the foregoing.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Disputes Auditor” means Deloitte & Touche LLP or, if Deloitte & Touche LLP declines engagement under Section 2.8 or is unable to act at the time it would otherwise be engaged thereunder, any other nationally recognized, independent public accounting firm mutually agreed upon by Seller and Buyer.

“Effective Date” means the date of this Agreement.

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any other bonus, profit sharing, compensation, pension, retirement, savings, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, and/or other material plan, agreement, policy, trust fund or arrangement (in each case, whether written or unwritten, insured or self-insured).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equipment” has the meaning set forth in Section 2.1(a).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” of any entity (the “first entity”) means any other entity which, together with such first entity, is or at any relevant time would be treated as a single employer under Section 414 of the Code.

“Escrow Agreement” has the meaning set forth in Section 2.7(g).

“Estimated Asset Adjustment” means, without duplication, the amount, if any, by which (x) Wholesale Assets are less than Four Million Dollars ($4,000,000) or (y) Inventories are less than One Million Eight Hundred Thousand Dollars ($1,800,000).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any United States federal, state or local government or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt or other obligation of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, or (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hazardous Substance” has the meaning set forth in Section 3.12

“Inventory” has the meaning set forth in Section 2.1(a).

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Instrument of Assignment and Assumption Agreement” has the meaning set forth in Section 2.6.

“Intellectual Property” means all forms of intellectual property, however, denominated, throughout the world, including without limitation: (a) patents and applications thereof; (b) unregistered and registered Trademarks and applications thereof; (c) registered copyrights and applications thereof, and any associated moral rights; (d) Internet domains; (e) designs, whether or not patented or registered; (f) rights of privacy and publicity; (g) confidential and proprietary information, including without limitation trade secrets (such as coffee blends and recipes), research and development, know-how, recipes, processes and techniques, technical data, specifications, customer and supplier lists (including the customer mailing lists used by the Seller in connection with the conduct of the Wholesale Business), pricing and cost information, and business and marketing plans and proposals; (h) all administrative and legal rights arising therefrom and relating thereto, including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests; and (i) and any Contractual Obligations granting rights related to the foregoing (A) subsisting in, covering, reading on, directly applicable to, used in the production of or existing in the technology used in the Wholesale Business or (B) that are owned, licensed or controlled in whole or in part by the Seller and relate to the Wholesale Business.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Lease” means the lease between Seller and Rainer Common LLC, a Washington limited liability company dated August 16, 1999, as amended from time to time, for certain space located at 3100 South Airport Way, Seattle, Washington.

“Leased Property” means the premises located at 3100 Airport Way South, in Seattle, Washington.

“Legal Requirement” means any United States federal, state, local, or foreign law, statute, judicial opinion, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any similar provision having the force and effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“License Agreement” has the meaning set forth in Section 2.7(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community or other marital property interest, equitable interest, license, option, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement or other encumbrance with respect to the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership in respect of such property or asset.

“Losses” means, collectively, any actions, Liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim.

“Material Adverse Effect” means any change in or effect on the Acquired Assets or Assumed Liabilities that, when considered either singly or in the aggregate, has or would reasonably be expected to result in a material adverse effect on the business, financial condition, operations, results of operations (including under the Lease relating to the Leased Property) and prospects of the Wholesale Business, provided, however, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) any adverse change arising directly from the taking of any action required to comply with the terms of this Agreement; (ii) any change that results from changes affecting the industry in which Seller operates the Wholesale Business or in the United States economy generally (which changes in each case do not disproportionately affect the operation of the Wholesale Business in any material respect; and (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (which events in each case do not disproportionately affect the operation of the Wholesale Business in any material respect).

“Materials of Environmental Concern” means (i) any pollutants, contaminants, or hazardous substances (as such terms are defined under CERCLA), pesticides, (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), hazardous wastes (as such term is defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material listed or subject to regulation under any law, statute, rule, regulation, permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings, including, without limitation, those substances defined or regulated as hazardous or toxic under Environmental Laws.

“Major Shareholders” means the shareholders listed on Exhibit A hereto.

“Net Accounts Receivable” means Receivables less the sum of (x) allowance for doubtful accounts, and (y) estimated bill backs to customers relating to the Receivables, all as shown on the Wholesale Balance Sheet. For the avoidance of doubt, Receivables shall not include any accounts receivable subject to the Northrim Facility.

“Net Equipment” means Equipment, less any depreciation related thereto.

“Noncompete Payment” shall be the amount set forth in the Seller Covenant Not to Compete.

“North America” means the United States of America, Canada, Mexico and the Islands of the Caribbean.

“Northrim Facility” the capital funding facility available to the Seller pursuant to the Contract of Sale and Security Agreement dated August 1, 2008, as amended from time to time, between the Seller and Northrim Funding Services, a division of Northrim Bank.

“O’Keefe Covenant Not to Compete” has the meaning set forth in Section 2.7(d).

“Outside Date” has the meaning set forth in Section 8.1(b)(iii).

“Parties” has the meaning set forth in the preamble above.

“Party” means any of the Parties individually.

“Permitted Liens” has the meaning set forth in Section 3.6.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint stock or venture, an unincorporated organization, a Governmental Authority, an estate or other entity or organization.

“Post-Closing Date Tax Period” means (a) all Tax periods beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Date Tax Period” means (a) all Tax periods ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on Closing Date.

“Prepaid Expenses” means prepaid expenses as shown on the Wholesale Segment Balance Sheet.

“Proxy Statement” has the meaning set forth in Section 5.1.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchase Price Adjustment” has the meaning set forth in Section 2.8.

“Recognition, Non-Disturbance and Attornment Agreement” has the meaning set forth in 2.7(j).

“Records” has the meaning set forth in Section 2.1(f).

“Related Person” means, with respect to a particular individual:

(a) each other member of such individual’s Family (as defined below);

(b) any Person that is directly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); or

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, manager, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that holds a Material Interest in such specified Person (as defined below);

(b) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(c) any Person in which such specified Person holds a Material Interest (as defined below);

(d) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); or

(e) any Related Person of any individual described in clause (a) or (b).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the first degree of consanguinity, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Seller” has the meaning set forth in the preamble.

“Seller Consents” has the meaning set forth in Section 3.8.

“Seller Covenant Not to Compete” has the meaning set forth in Section 2.7(d).

“Seller Indemnified Person” has the meaning set forth in Section 7.2(b).

“Seller’s Knowledge” means the actual knowledge of Tom T. O’Keefe, Carl Pennington, Andrew Wynne, Mark Dacosta, Ron Gai, Andrew Mun, John Radar or Dan Johnson after reasonable inquiry.

“Seller Plan” means an Employee Plan that the Seller or any ERISA Affiliate of the Seller sponsors or maintains, or to which Seller or any ERISA Affiliate of the Seller contributes or is obligated to contribute, or under which the Seller or any ERISA Affiliate of the Seller has or may have any liability, directly or indirectly, or that benefits any current or former employee, director, officer, consultant or independent contractor of the Seller or any ERISA Affiliate of the Seller or the beneficiaries or dependents of any such person, in each case that relates in whole or in part to the Wholesale Business.

“Shareholder Approval” has the meaning set forth in Section 5.1.

“Straddle Period” means a Tax period that begins on or prior to the Closing Date and ends after the Closing Date.

“Sublease Agreement” means the meaning set forth in Section 2.7(i).

“Superior Proposal” has the meaning set forth in Section 5.12(c).

“Supply Agreement” has the meaning set forth in Section 2.7(c).

“Tax” or “Taxes” means (a) any United States federal, state, or local or any foreign income, gross receipts, license, payroll, service, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, ad valorem, license, transfer, registration, recording, value added, alternative or add-on minimum, estimated, escheat obligations or other tax or governmental charge, including any interest, penalty, or addition with respect thereto, whether disputed or not, or with respect to any information reporting requirements imposed by any Governmental Authority whether arising before, on or after the Closing Date, (b) any liability for or in respect of the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined, or unitary, or other group for any period, and (c) any liability for or in respect of the payment of any amount described in clause (a) or (b) of this definition.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Threshold” has the meaning set forth in Section 7.4.

“Trademarks” means any trademarks, service marks, trade dress, logos and other brand or source identifiers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Transaction Documents” means this Agreement and each Closing Document.

“Transaction Expenses” means all out-of-pocket fees and expenses incurred by a party in connection with the Contemplated Transactions including the fees and expenses of attorneys’, accountants, agents, brokers and any other advisors and any payments made to Affiliates of such party.

“Transfer Taxes” means all sales (including bulk sales), use, valued-added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 2.7(f).

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Voting Agreements” has the meaning set forth in Section 2.7(h).

“Wholesale Assets” shall mean the sum of (i) Net Accounts Receivable, (ii) Inventory, (iii) Prepaid Expenses, and (iv) Net Equipment, each of the Wholesale Business as of 12:01 a.m. (Eastern Time) on the Closing Date, in each case to the extent such accounts reflect Acquired Assets, calculated in accordance with the Accounting Principles and the methodologies used in preparation of Wholesale Segment Balance Sheet attached hereto as Exhibit M.

“Wholesale Business” means the operations in North America through which Seller, under brand names owned or licensed to Seller, sources, manufactures, sells and distributes whole bean and ground coffees, bottled beverages and single serve K-Cup portion packs to customers including franchisees, office coffee services, foodservice channels, supermarkets, convenience stores, independent food stores, restaurants and institutional channels, including without limitation through the operation of the Equipment at the Leased Property. Notwithstanding any other provision of this Agreement, the Wholesale Business excludes (a) Seller’s operations with respect to the sale of whole bean and ground coffees and other beverages and food products to end user consumers at (i) licensed retail kiosks including but not limited to retail kiosks operating in grocery stores, colleges and universities and hotels, (ii) licensed retail stores including but not limited to retail stores operating on the premises of Boeing and other similar business customers, (iii) franchised retail stores, and (b) all of Seller’s operations outside of North America.

“Wholesale Segment Balance Sheet” has the meaning set forth in Section 3.17(d).

2.	ACQUISITION OF ASSETS BY BUYER.

2.1. Purchase and Sale of Assets. The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller at the Closing, subject to and upon the other terms and conditions contained herein, all of Seller’s right, title and interest in and to all of the assets, properties and rights of the Seller which are primarily used, to be used or maintained in connection with the current conduct of the Wholesale Business of whatever nature, kind and description, whether tangible or intangible (including goodwill) wherever located (collectively, the “Acquired Assets”) free and clear of any Liens and Liabilities, other than Permitted Liens and Assumed Liabilities. The Acquired Assets shall include:

(a) all of the tangible personal property relating to the Wholesale Business including (i) all machinery, equipment, and tools utilized to conduct the Wholesale Business whether or not contained on the premises of the Leased Property, including all buildings and other structures, leasehold improvements and fixtures located on the Leased Property relating to the Wholesale Business (the “Equipment”) and (ii) inventories of finished goods, work-in-progress, goods in process, manufactured and purchased parts, supplies and raw materials, in each case owned or identified for use in the Wholesale Business, whether or not located on the Leased Property, or in transit inventory and supplies ordered by the Wholesale Business, but not yet received as of the Closing Date and packaging, marketing and other materials related thereto (the “Inventories”);

(b) all of Seller’s accounts and notes receivable, deferred charges, trade receivables and other rights to receive payments existing as of the Closing Date and arising out of the Wholesale Business other than such receivables subject to the Northrim Facility as of the Closing Date (the “Receivables”);

(c) all rights of the Seller under any wholesale customer and vendor agreements relating to the Wholesale Business, including without limitation the License and Distribution Agreement, as amended to date, by and between the Seller and Keurig, Incorporated (the “Assumed Contracts”);

(d) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against past, current and future infringements thereof and rights to protection therein, in each case relating to or used in the past or current conduct of the Wholesale Business, including without limitation all worldwide rights to the Tully’s and Bellaccino names and brands, subject to the rights of third parties set forth on Schedule 2.1(d);

(e) all licenses, permits, consents, certificates, franchises or other governmental authorizations relating to or used in or relating to the current conduct of the Wholesale Business, other than any such licenses, permits, consents, certificates, franchises or other governmental franchises which cannot be legally transferred, which non-transferable governmental authorizations are listed on Schedule 2.1(e);

(f) all books, records, files, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence, specifications, creative materials, advertising or promotional materials, marketing materials, personnel records, studies, reports, memoranda, equipment repair, maintenance or service records, or papers (collectively, “Records”), whether in hard copy, electronic or other format, primarily relating to or used in the current or past conduct of the Wholesale Business;

(g) all customer, distributor, supplier and mailing lists used or created by the Wholesale Business;

(h) all rights in and with respect to the insurance policies listed on Schedule 2.1(h);

(i) all goodwill associated with the Wholesale Business or the Acquired Assets, together with the right to represent to third parties that the Buyer is the successor to the Wholesale Business;

(j) all Acquired Assets listed on Schedule 2.1(j).

2.2. Excluded Assets. Notwithstanding any provision in the Transaction Documents to the contrary, the Buyer agrees that none of the following assets, properties, rights or interests of the Seller (the “Excluded Assets”) shall be Acquired Assets:

(a) the consideration delivered to the Seller by Buyer pursuant to the Transaction Documents;

(b) all rights of the Seller arising under the Transaction Documents;

(c) all rights in and with respect to insurance policies of the Seller, except for those insurance policies listed on Schedule 2.1(h)

(d) any governmental authorization listed in Schedule 2.1(e);

(e) any assets of any Employee Plan;

(f) refunds or claims for refunds of Taxes paid by the Seller;

(g) all Seller operated, license operated and franchise operated Tully’s Coffee branded retail stores or kiosks and the leases, licenses and franchise agreements with respect thereto, including footprint stores in special venues such as within the premises of manufacturing facilities, and kiosks and cafes located in grocery stores, hotels, hospitals, airports and university campuses (the “Retail Stores”) and all leased or owned properties relating to Retail Stores and personal property located at any Retail Stores;

(h) all tangible property located at any of the Retail Stores or the Leased Property, accounts receivable, notes receivable, prepaid expenses and other current assets of the Seller generated or held by the Seller on or prior to the Closing Date, that are not used in, or otherwise attributable to the Wholesale Business;

(i) any Cash owned by the Seller as of the Closing Date; and

(j) all of the Excluded Assets listed on Schedule 2.2(j).

2.3. Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Buyer is not assuming any Liability of the Seller of whatever nature, whether presently in existence or arising hereafter, other than (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Seller under the Assumed Contracts (other than those Liabilities that arose or accrued based on any act, event, or omission that occurred prior to the Closing Date, which shall in all cases be retained by the Seller irrespective of whether they are known at Closing or become known only after the Closing, or based on any breach or default of the Seller which occurred prior to the Closing Date);

(b) all Liabilities arising out of ownership or operation of the Wholesale Business or the Acquired Assets after the Closing Date;

(c) all of the Liabilities listed on the attached Schedule 2.3(c);

provided, that the Buyer shall in no event assume any Liabilities of the Seller arising from or in connection with (i) any Excluded Asset; (ii) any transactions between the Seller and any Affiliate of a Seller; (iii) matters not relating to the Wholesale Business or the Acquired Assets; (iv) any Debt or Guarantee of the Seller; (v) the Seller’s breach or default of any obligation or agreement; (v) the Seller’s expenses in connection with the Contemplated Transactions; (vi) insurance policies of the Seller, (vii) obligations under Assumed Contracts that arose or accrued based on any act, event, or omission that occurred prior to the Closing Date, which shall in all cases be retained by Seller irrespective of whether they are known at Closing or become known only after the Closing or based on any breach or default of the Seller that occurred prior to the Effective Date, (viii) claims, costs or other Liabilities under any Employee Plans, including without limitation relating to health or retirement benefits, (ix) any Liability for or on account of Taxes arising prior to the Closing Date (whether known or unknown), (x) any Liability of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller, or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity, (xi) any Liability of the Seller arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by such Seller or any of their respective directors, officers, employees or agents, (xii) any Liability of the Seller arising out of the Transaction Documents, (xiii) any Liability relating to or arising out of products manufactured or sold or services rendered by the Seller prior to the Closing Date, whether or not related to the Wholesale Business, (xiv) any Liability of the Seller for making payments or providing, funding, insuring or administering benefits of any kind to it or its ERISA Affiliates’ employees or former employees, directors or officers, including without limitation any bonus, severance payment, change of control payment, retention payment or other compensation, benefit or payment that is created, accrues, accelerates or becomes payable to any present or former director, shareholder, employee or independent contractor, pursuant to any Contractual Obligation on or before the Closing Date as a result of the execution, delivery or consummation of the Contemplated Transactions (without regard to when any such compensation, benefit or payment is due and payable) (xv) any Liability not arising out of the operation of the Wholesale Business, (xvi) any Liability relating to compliance with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN Act”) and any state laws concerning layoffs or the closing or relocation of worksites or the like, which arises on or before the Closing Date; or (xvii) any Liabilities of the Seller incurred (or resulting from any action occurring) prior to the Closing that is not otherwise an Assumed Liability. All Liabilities that are not expressly assumed (or are expressly excluded) hereunder shall be retained by and remain Liabilities of the Seller and satisfied by the Seller in accordance with their terms (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).

2.4. Purchase Price.

(a) In consideration for the Acquired Assets, the Buyer shall assume the Assumed Liabilities and pay the Seller at Closing aggregate cash consideration of Forty Million Dollars ($40,000,000) (the “Purchase Price”) minus the Estimated Asset Adjustment, if any (the “Net Purchase Price”) plus the Noncompete Payment, consisting of (i) Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Escrow Amount”) in cash payable by wire transfer to Bank of New York as escrow agent (“Escrow Agent”), to be held in escrow pursuant to the Escrow Agreement among the Parties and the Escrow Agent substantially in the form of Exhibit I hereto and (ii) the sum of the Net Purchase Price and the Noncompete Payment (less the Escrow Amount) in cash payable by wire transfer to the Seller in accordance with written instructions of the Seller given to the Buyer at least three business days prior to the Closing.

(b) No later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a written statement (the “Estimated Asset Adjustment Statement”), calculated in accordance with the Wholesale Segment Balance Sheet, that is reasonably acceptable to the Buyer and sets forth the Sellers’ good faith calculation, as of 12:01 a.m. (Eastern Time) on the Closing Date of the Estimated Asset Adjustment. The Sellers will make available to the Buyer and its representatives as requested by the Buyer, all books, records and other documents used by the Sellers in preparing the Estimated Asset Adjustment Statement and personnel of the Sellers responsible for preparing or maintaining such books, records and documents. The Estimated Asset Adjustment Statement shall be prepared in good faith and in a manner consistent with the Accounting Principles and the methodologies used in preparation of the Wholesale Segment Balance Sheet; provided, however, for purposes of calculating the Estimated Asset Adjustment Statement, the Preliminary Closing Statement and the Final Closing Statement Net Accounts Receivable shall not equal an amount less than zero; provided further that in the event Net Accounts Receivable are deemed to equal zero, Seller shall be responsible for all estimated bill backs relating to all of Seller’s receivables relating to any date occurring during the period prior to the Closing.

2.5. Allocation of Purchase Price. Buyer and Seller shall agree upon an allocation of the Purchase Price among the Acquired Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder prior to the Closing Date.

2.6. The Closing. The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, MA, 02110, commencing at 10:00 a.m. Boston time not later than five (5) business days after the date upon which all of the conditions to Closing set forth in Section 6 of this Agreement have been satisfied or waived by the applicable parties or such other date as the Parties may mutually determine (the “Closing Date”).

2.7. Deliveries by Seller and Buyer.

At the Closing:

(a) The Seller shall deliver to the Buyer (i) a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”) and (ii) such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel have reasonably requested at the Closing. The Parties shall execute, acknowledge (if appropriate), and deliver the Instrument of Assignment and Assumption Agreement in the form attached hereto as Exhibit C and the Buyer will deliver the consideration specified in Section 2.4. Simultaneously with such delivery, and the Seller shall put Buyer in possession and operating control of the Acquired Assets, free and clear of all Liens and other encumbrances of any kind whatsoever.

(b) The Seller and the Buyer shall enter into a License Agreement in the form attached hereto as Exhibit G (the “License Agreement”).

(c) The Seller and Buyer shall enter into a Supply Agreement in the form attached hereto as Exhibit H (the “Supply Agreement”).

(d) The Seller shall enter into a Covenant Not to Compete with Buyer with respect to the Coffee Business in the form attached hereto as Exhibit E (the “Seller Covenant Not to Compete”).

(e) The Seller will have delivered to the Buyer the O’Keefe Covenant Not to Compete executed by Tom O’Keefe in the form attached hereto as Exhibit F (the “O’Keefe Covenant Not to Compete”).

(f) The Seller and the Buyer shall enter into a Transition Services Agreement in form and substance reasonably satisfactory to the Buyer and the Seller which will provide the Buyer with the services set forth on Exhibit J (the “Transition Services Agreement”).

(g) The Seller and the Buyer shall enter into the Escrow Agreement substantially in the form attached hereto as Exhibit I (the “Escrow Agreement”).

(h) The Seller and Buyer shall enter into the Sublease Agreement in the form attached hereto as Exhibit D (the “Sublease Agreement”) .

(i) The Seller shall have caused Rainier Commons, LLC, a Washington limited liability company to enter into the Recognition, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit L (the “Recognition, Non-Disturbance and Attornment Agreement”).

Each of the agreements and instruments referenced in clauses (a) through (i) shall be governed by and construed in accordance with the terms of this Agreement and, in the event that any provision of such agreements is construed to conflict with a provision in this Agreement, the provision in this Agreement shall be deemed to be controlling. As used in this Agreement, the term “Closing Documents” shall mean the documents described in clauses (a) through (j) and any other instruments of sale, transfer, conveyance, assignment, and assumption of liabilities executed and delivered by the Parties pursuant to this Section 2.7 or Section 5.7 (Future Assurances).

2.8. Adjustment to Purchase Price.

(a) Preparation of Preliminary Closing Statement.

(i)	As soon as reasonably practicable after the Closing Date but in any event within 120 days thereafter, Buyer shall prepare and deliver to Sellers a statement (the “Preliminary Closing Statement”) setting forth, as of 12:01 a.m. (Eastern Time) on the Closing Date, the Wholesale Assets.

(ii)	The Preliminary Closing Statement shall be prepared in accordance with the Accounting Principles and the methodologies used in preparation of the Wholesale Segment Balance Sheet; provided, however, for purposes of calculating the Preliminary Closing Statement, Net Accounts Receivable shall not equal an amount less than zero; provided further that in the event Net Accounts Receivable are deemed to equal zero, Seller shall be responsible for all bill backs relating to all of Seller’s receivables relating to any date occurring during the period prior to the Closing.

(iii)	Buyer will make available to Sellers and their representatives, including its independent certified public accountants, as requested by Sellers, all books, records and other documents pertaining to the Wholesale Business used by Buyer in preparing the Preliminary Closing Statement and personnel of Buyer responsible for preparing or maintaining such books, records and documents.

(b) Review of Preliminary Statements. The Preliminary Closing Statement shall be binding and conclusive upon, and deemed accepted by, Sellers unless Sellers shall have notified Buyer in writing within twenty (20) Business Days after receipt of the Preliminary Closing Statement of any objections thereto (the “Seller Dispute Notice”). The Seller Dispute Notice shall specify in reasonable detail the items of the Preliminary Closing Statement which are being disputed, shall set forth a reasonably detailed summary of the reasons for such dispute and shall include Sellers’ calculation of the Wholesale Assets. Sellers shall be deemed to have agreed with all other items of the Preliminary Closing Statement delivered by Buyer pursuant to Section 2.8(a) except as specified in the Seller Dispute Notice.

(c) Disputes. At the request of Buyer or Sellers, any dispute between the Parties relating to the Preliminary Closing Statement that cannot be resolved by them within 30 days after Buyer’s receipt of the Seller Dispute Notice shall be referred to the Disputes Auditor for decision, and the decision of the Disputes Auditor shall be final and binding on both Parties. The Parties agree that they will require the Disputes Auditor to render its decision within 30 days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. In making such decision, the Disputes Auditor shall consider only those items or amounts in the Preliminary Closing Statement as to which Sellers objected in the Seller Dispute Notice that remain in dispute between Buyer and Sellers. Before referring a matter to the Disputes Auditor, the Parties shall make a good faith attempt to agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If the Parties are unable to agree upon procedures before the end of ten (10) Business Days after Buyer’s receipt of the Seller Dispute Notice either Party may refer the dispute to the Disputes Auditor, and the Disputes Auditor shall render its decision as to such dispute in accordance with the terms of this Agreement, including, if the dispute relates to the Preliminary Closing Statement, the Accounting Principles. If the Parties are able to agree upon such procedures before the end of such ten (10) Business Day period, they shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The fees and expenses of the Disputes Auditor for, and relating to, the making of any such decision shall be borne by the Parties equally.

(d) Final Closing Statement. The Preliminary Closing Statement shall become final and binding on both Parties upon the earliest of (i) if no Seller Dispute Notice has been given, the expiration of the period within which Seller may notify Buyer of any objections to the Preliminary Closing Statement pursuant to Section 2.8(b), (ii) if the Seller Dispute Notice has been given, upon the agreement by Seller and Buyer that such Preliminary Closing Statement, together with any modifications thereto agreed to in writing by Seller and Buyer is final and binding, and (iii) if the Seller Dispute Notice has been given but there is no such agreement, the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating to such Preliminary Closing Statement referred to the Disputes Auditor pursuant to Section 2.8(c), giving effect to any items reflected in the Seller Dispute Notice as to which Buyer and Seller were able to reach agreement prior to such referral. The Preliminary Closing Statement, as adjusted, if applicable, pursuant to any agreement between the Parties or pursuant to the decision of the Disputes Auditor, when final and binding on both Parties, is herein referred to as the “Final Closing Statement.”

(e) Payment. The Net Purchase Price shall be decreased (A) by the amount, if any, by which the Wholesale Assets shown on the Estimated Assets Adjustment Statement exceed the Wholesale Assets shown on the Final Closing Statement, unless the Wholesale Assets shown on the Final Closing Statement are equal to at least Four Million Dollars ($4,000,000) or (B) by the amount, if any, by which Inventory shown on the Estimated Asset Adjustment Statement exceeds Inventory shown on the Closing Statement, unless Inventory shown on the Final Closing Statement is equal to at least One Million Eight Hundred Thousand Dollars ($1,800,000) each (a “Shortfall”). If the Net Purchase Price is required to be decreased in accordance with this Section 2.8(e), Seller shall promptly, but in any event within three (3) Business Days, pay the Shortfall to Buyer by wire transfer in immediately available funds to a bank account designed in writing by Buyer. To the extent an Estimated Asset Adjustment was made which, in accordance with the Final Closing Statement, was not required to be made (the “Excess”), Buyer shall promptly, but in any event within three (3) Business Days, pay the Excess of the Estimated Asset Adjustment to Sellers by wire transfer in immediately available funds to a bank account designated in writing by Sellers.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Buyer that the statements set forth in this Section 3 are true, correct and complete as of the date of this Agreement or such other date as may be referred to in any particular representation and warranty, except as set forth in the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”). The Disclosure Schedule has been arranged in sections and paragraphs corresponding to the sections and paragraphs contained in this Section 3.

3.1. Organization and Qualification of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property leased or operated by it make such qualification necessary or appropriate.

3.2. Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and all other instruments, agreements and documents contemplated thereby and has taken all corporate and other actions or proceedings necessary to authorize the consummation of the Contemplated Transactions and the performance of its obligations hereunder and thereunder. Each of the Transaction Documents has been duly executed and delivered by Seller and is Enforceable against Seller.

3.3. Governmental Authorization. The execution, delivery and performance by the Seller of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Seller require no action (including any authorization, registration, qualification, consent or approval) by or in respect of, or filing with, any Governmental Authority.

3.4. Noncontravention. The execution, delivery and performance by the Seller of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Seller do not and will not (i) violate, conflict with or result in a default under of the organizational documents of the Seller, (ii) violate in any material respect any applicable Legal Requirement, (iii) conflict with, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any material benefit relating to the Wholesale Business or to any Acquired Asset to which the Seller is entitled under any provision of any Contractual Obligation binding upon the Seller Party or to which the Acquired Assets are bound or subject, (iv) result in the creation or imposition of any Lien on any Acquired Asset, except for Permitted Liens.

3.5. Brokers’ Fees. The Seller shall be solely obligated for the payment of all fees or expenses of any broker, agent or finder engaged by them in connection with and for this Agreement or the Contemplated Transactions. The Seller represents and warrants that there are no Liabilities with respect to any brokers’ or finders’ fees or commissions relating to the Contemplated Transactions for which the Buyer could become liable or obligated due to the conduct of the Seller.

3.6. Purchased Assets.

(a) The Seller is the sole and lawful owner of and has good title to (or, in the case of the Leased Property, good and marketable leasehold title and a valid and subsisting leasehold interest in), and the power to sell, assign or transfer to the Buyer, all of the Acquired Assets (other than in transit Inventory) free and clear of all Liens, other than Permitted Liens listed on Schedule 3.6 (the “Permitted Liens”). None of the Acquired Assets are in the possession, custody, or control of any Person other than the Seller. No Person other than the Seller has any right, title, or interest in any profits, earnings, gains or losses with respect to the Wholesale Business, or any Acquired Asset. The Acquired Assets, including the Equipment and the Inventory, is sufficient to carry on the Wholesale Business.

(b) The Equipment is in good operating condition and repair, normal wear and tear excepted and has been maintained consistent with the standards generally followed in the industry.

(c) The Inventory is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale. None of the Inventory is obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory write-down set forth on Schedule 3.6(c), as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of Seller. Each item of such Inventory reflected in the books and records of Seller is reflected on the basis of a complete physical count and is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP, consistently applied. Since March 31, 2008, no Inventory has been sold or disposed of except through sales in the ordinary course of business.

3.7. Legal and Other Compliance; Permits. The Seller has complied with, and since July 31, 2005 has been in compliance with, all applicable Legal Requirements relating to the conduct of the Wholesale Business, and no Action has been filed or commenced or, to the Seller’s Knowledge, threatened against it alleging any failure so to comply. Schedule 3.7(a) contains a complete list of all material permits required pursuant to Legal Requirements for the conduct of the Wholesale Business. Except as set forth on Schedule 3.7(b) the Seller has been granted all such material permits and, to the Seller’s Knowledge, the Seller is not in breach or violation of, or default under, any such material permit. Except as set forth on Schedule 3.7(c), all such material permits may be assigned by the Seller to the Buyer as contemplated in this Agreement. The Seller has not received any written notice that any Governmental Authority will revoke, cancel, rescind, intentionally modify or refuse to renew in the ordinary course any such material permit.

3.8. Consents. Schedule 3.8 sets forth each Contractual Obligation (including the Lease) that requires a consent, approval, waiver or other action by any Person as a result of the execution, delivery and performance of the Transaction Documents, and the identity of any Person who is entitled to consent to or receive notice of the Contemplated Transactions (all such required consents or other actions, the “Seller Consents”).

3.9. Property; Liens; Completeness of Acquired Assets.

(a) No Acquired Asset is subject to any Lien except Permitted Liens.

(b) The Acquired Assets constitute all of the material assets, properties and rights of every type and description, real, personal, tangible and intangible, used by the Seller, and necessary to the conduct of the Wholesale Business as it is currently operated.

(c) The Seller has delivered to the Buyer a correct and complete copy of the Lease. The Lease has not been amended, except as shown on Schedule 2.1(j). The Lease is (i) legal, valid, binding and enforceable against Seller, and (ii) to Seller’s Knowledge, is legal valid, binding and enforceable against the landlord named in the Lease, and (iii) is in full force and effect. No portion of the Leased Property is subleased to any other party nor is any other party in occupation of any portion of the Leased Property. Neither the tenant nor, to the Seller’s Knowledge, the landlord under the Lease is in default of its obligations under the Lease and no event has occurred which, with notice or lapse of time, would constitute a default under the Lease or permit cancellation or modification of the Lease. The Seller does not own any real property relating to or used in connection with the conduct of the Wholesale Business, nor does the Seller lease any real property relating to or used in connection with the conduct of the Wholesale Business other than the Leased Property.

(d) The improvements located on the Leased Property are in reasonably good condition. The Leased Property and the improvements located thereon do not violate in any material respect any applicable zoning ordinance, regulation, or other Legal Requirement or otherwise violate or conflict with, in any material respect, any covenant, restriction or other contractual obligation to which the Leased Property, the improvements thereon, or the Lease is subject.

3.10. Litigation. Schedule 3.10 sets forth each instance in which the Seller (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge relating to the Wholesale Business, any Acquired Asset or Assumed Liability or involving any current or former employee, officer or director of the Wholesale Business, or (ii) is a party or, to the Seller’s Knowledge, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing or investigation of, or in any court or quasi-judicial or administrative agency of, any federal, state, local, or foreign jurisdiction or before any arbitrator.

None of such charges, complaints, actions, suits, hearings and investigations question the validity of this Agreement or any of the other Transaction Documents or of any action taken or to be taken in connection with such transactions, nor, to the Seller’s Knowledge, is there any basis for such a claim. To the Seller’s Knowledge, there are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller affecting the Wholesale Business, the Acquired Assets or the Assumed Liabilities under any applicable Legal Requirement.

3.11. Intellectual Property.

(a) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Wholesale Business as presently conducted. Each item of Intellectual Property owned or used by the Wholesale Business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as disclosed in Schedule 3.11(a), the Seller has taken all necessary and desirable action to maintain and protect each material item of Intellectual Property that the Wholesale Business uses.

(b) Except as disclosed in Schedule 3.11(b): (i) the continued operation of the Wholesale Business, as presently conducted by the Seller, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; (ii) the Seller has never received any written charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party); (iii) no claims are pending or, to the Knowledge of the Seller threatened, that the Seller is infringing the Intellectual Property rights of any Person; and (iv) to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

(c) Schedule 3.11(c) identifies (i) all issued patents and applications thereof, all registered Trademarks and applications thereof, all unregistered Trademarks, all registered copyrights and applications thereof, and all Internet domains owned by the Seller, and (ii) each license, agreement, or other permission which the Seller has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such licenses, agreements, and permissions (as amended to date), and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item to be identified in this subsection. With respect to each item of Intellectual Property required to be identified in this subsection, except as disclosed in Schedule 3.11(c):

(i)	Seller possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)	Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.11(d) identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

(e) Schedule 3.11(e) identifies by name and general subject matter all material proprietary coffee blend and recipe formulations maintained as unregistered trade secrets by the Seller (the “Trade Secret Formulations”). Except as otherwise described in Section 3.11(e), all rights, title and interests in all material trade secrets included in the Intellectual Property, including the Trade Secret Formulations, are owned by the Seller.

(f) All employees and consultants who contributed to the discovery or development of any of Intellectual Property rights used in the conduct of the business of the Seller did so within the scope of his or her employment.

(g) The use and dissemination by the Seller of any and all data and information concerning consumers of its products or users of any web sites operated by the Seller is in compliance with all applicable privacy policies, terms of use, and laws except to the extent such failure to comply would not have a Material Adverse Effect. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or material laws relating to the use, dissemination, or transfer of such data or information. The Seller uses reasonable commercial measures to protect the secrecy of consumer information that its collects and maintains, including all consumer credit card information, and there have been no breaches to the securities systems of the Seller, and no unauthorized Person has obtained access to such consumer information.

3.12. Environmental Matters.

(a) The Seller is and has been in compliance with all Environmental Laws;

(b) There has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from the Leased Property;

(c) There have been no Hazardous Substances generated by the Seller that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States;

(d) There are no underground storage tanks located on the Leased Property, no polychlorinated biphenyls or polychlorinated biphenyls containing equipment used or stored on the Leased Property, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored at the Leased Property, except for the storage of hazardous waste in compliance with Environmental Laws; and

(e) The Seller has made available to Buyer true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments with respect to the Leased Property.

3.13. Affiliated Transactions. Except as set forth on Schedule 3.12, no Affiliate or Related Person of the Seller owns or otherwise has any rights to or interests in the Wholesale Business, any Acquired Asset (including any Intellectual Property) or Assumed Liability or is currently engaged in business dealings with the Seller related to the Wholesale Business, any Acquired Assets or Assumed Liabilities, whether as a client, supplier, customer, lessor, lessee, competitor, potential competitor or otherwise. The transactions disclosed on Schedule 3.13 were entered into and performed on arms length terms and conditions which are no less favorable to the Seller than those which could be obtained with a third party which is not an Affiliate or Related Person of the Seller.

3.14. Absence of Certain Developments. Except as set forth on Schedule 3.14, since March 31, 2008 with respect to the Wholesale Business, the Acquired Assets and the Leased Property, there has not been:

(a) any change to the timing of payment or collection of accounts receivable or the cash management practices of the Seller;

(b) any payment by the Seller of any dividend or other distribution to the holders of its common or preferred stock;

(c) any event, change or circumstance which has had, or is reasonably likely to have, a Material Adverse Effect;

(d) any damage (normal wear and tear excepted), destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting the Wholesale Business, the Leased Property or any Acquired Asset in any material respect;

(e) any sale, mortgage, pledge, lease, or creation or other incurrence of any Lien on any Acquired Asset, other than Permitted Liens;

(f) any material change in any method of accounting or accounting practice with respect to the Wholesale Business, except for any such change required by reason of a concurrent change in GAAP;

(g) any institution or execution of or increase or material alteration to the employment terms (including without limitation the adoption or amendment of any Employee Plans) or compensation payable or paid, or alteration in the timing or method of such payments, whether conditionally or otherwise, and whether pursuant to a Contractual Obligation, Employee Plan or otherwise to any employee, director, officer, or independent contractor of the Wholesale Business, or of the Seller whose responsibilities relate to the Wholesale Business;

(h) any entry into, termination, amendment, cancellation, or other modification of any Contractual Obligation (including any Lease) or any waiver of, or agreement with respect to, any rights or obligations set forth therein;

(i) any settlement, waiver, cancellation, compromise, waiver, release or agreement with respect to any Action, material Liability, Debt, or other material right;

(j) any change or revocation of any Tax election, change in any method of accounting for Tax purposes (except as contemplated or required by GAAP), settlement in respect of Taxes or agreement entered into with respect to Taxes with any Governmental Authority, other than such change, revocation, settlement, or agreement that does not adversely affect the Buyer or its rights hereunder;

(k) any incurrence or assumption of any Debt or Guarantee in an aggregate amount greater than $100,000;

(l) any delay or postponement of the payment of any accounts payable or other Liabilities;

(m) grant of any license or sublicense of any rights or modified any rights under or with respect to, or any settlement regarding any infringement of its rights to, any Intellectual Property;

(n) payment of any amount to any third party with respect to any Liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the Contemplated Transactions) which would not constitute an Assumed Liability if in existence as of the Closing;

(o) any transaction with any Affiliate;

(p) any other occurrence, event, incident, action, failure to act, or transaction outside the past practice of the Seller; or

(q) any entry into any Contractual Obligation or agreement to do any of the foregoing.

3.15. Contracts.

(a) The Seller is not party to any Contractual Obligation or other contract relating to the Wholesale Business or the Acquired Assets or which is otherwise material to the Wholesale Business that is not a part of the Assumed Contracts.

(b) The Seller has delivered to the Buyer a complete copy of each Assumed Contract that is in writing and an accurate and a complete description of each oral Assumed Contract, in each case, as amended or otherwise modified and in effect as of the date hereof. Except as disclosed in Schedule 3.15, the Seller has complied with all accrued material commitments and obligations pertaining to each Assumed Contract, each Assumed Contract is Enforceable against the Seller and the Seller has not, and, to the Seller’s Knowledge, any other party thereto is not, in default or breach in any material respect under the terms of any such Assumed Contract.

(c) Except as set forth on Section 3.15 of the Disclosure Schedule, with respect to the Wholesale Business and the Acquired Assets, the Seller is not a party to any (a) Contractual Obligation or commitment for the employment of any individual, employee or independent contractor, except for oral at will employment agreements and employee manuals, (b) Contractual Obligation for the sale of inventory (other than this Agreement), (c) Contractual Obligation with or commitment to any labor organization or collective bargaining unit, (d) Contractual Obligation or commitment for the future purchase or lease of goods or products, materials, supplies, equipment, services, real or personal property (tangible or intangible), (e) lease for real or personal property, (f) agreement or arrangement to grant discounts or other concessions to customers, distributors, manufacturers or suppliers or (g) Contractual Obligations that establish exclusive or restrictive arrangements with, or could result in, exclusive or restrictive arrangements with customers, distributors, manufacturers or suppliers or Contractual Obligations that prohibit or in anyway limit the Seller from doing business in any part of the world.

3.16. Employment.

(a) Schedule 3.16(a) sets forth the name, job title, employment commencement date, annual salary or hourly wage, as applicable, bonus opportunity, classification for overtime pay purposes and date of most recent salary or wage increase for each employee of the Wholesale Business.

(b) Except as set forth on Schedule 3.16(b), with respect to the Wholesale Business, (i) the Seller currently complies with and since December 31, 2005 has complied with, all Legal Requirements relating to the employment of labor in all material respects, including without limitation any provisions thereof relating to wages and hours, the classification of employees for overtime pay purposes, non-discrimination, occupational safety and health, and the classification individuals providing services to the Wholesale Business as employees or independent contractors; (ii) there is not presently pending, or to the Seller’s Knowledge threatened, any investigation, audit or review by any Governmental Authority and there is no charge, claim, complaint, grievance proceeding, or other claim pending, or to the Seller’s Knowledge, threatened, before any Governmental

Authority; (iii) there are no strikes, lockouts work slowdowns or stoppages, picketing or other labor troubles pending, or to the Seller’s Knowledge, threatened between any employee or group of employees on the one hand, and the Seller, on the other hand, and there have been no such troubles at any time during the past three (3) years; (iv) the Seller is not a party to any collective bargaining or other agreement with any union; (v) no employee is represented by a union; (vi) no petition has been filed or proceedings instituted or, to Seller’s Knowledge, threatened by or on behalf of any employee or group of employees with any labor relations board seeking recognition of a bargaining representative; (vii) to the Seller’s Knowledge there is not currently any effort underway to organize employees (by a labor union or otherwise); (viii) during the past three (3) years the Seller has not engaged in any “plant closing” or “mass layoff” (each as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., (“WARN”) or any similar act that would trigger liability under any other Legal Requirement concerning plant closings or mass layoffs; (ix) there is no Legal Requirement that in any way restricts the relocation or closing, in whole or in part, of the Wholesale Business; (x) the employment of each employee is terminable at will, (xi) the Seller has paid or will pay in full to all employees all amounts currently due and payable for wages, salaries, commissions, bonuses, benefits and other compensation accrued through the Closing Date; and (xi) to Seller’s Knowledge, the Seller is not engaged in any unfair labor practice with respect to employees and (xii) no employee of the Wholesale Business is employed outside of the United States by Seller.

(c) Schedule 3.16(c) lists all Seller Plans. With respect to each Seller Plan, the Seller has made available to the Buyer true, accurate and complete copies of each of the following: (a) the plan document together with all amendments thereto, (b) copies of any summary plan descriptions or similar summaries, (c) the most recent IRS determination letter relating to each Seller Plan intended to be qualified under Section 401(a) of the Code, and (d) in the case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with all schedules and attachments thereto. Each Seller Plan complies, and has at all time complies complied, with the applicable requirements of ERISA, COBRA, the Code and any other applicable Legal Requirements.

(d) As of the date of this Agreement there are no pending or, to Seller’s Knowledge, threatened disputes, arbitrations, claims, suits or grievances involving any Seller Plan (other than routine claims for benefits payable under any such Employee Plan). No Seller Plan is, or within the last three years has been, the subject of an examination or audit by any federal, state, local or foreign governmental authority.

(e) Each Seller Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS as to its tax-qualified status, its related trust has been determined to be exempt from taxation under Code Section 501(a) and nothing has occurred with respect to such Seller Plan that has adversely affected or could reasonably be expected to affect adversely such Seller Plan’s tax qualification and the exempt status of its related trust. Each Seller Plan, including any associated trust or fund, has been administered in all material aspects in accordance with its terms and with applicable Legal Requirements, and nothing has occurred with respect to any Seller Plan that has subjected or could subject the Seller or any ERISA Affiliate of the Seller to any material liability under ERISA or the Code.

(f) Neither Seller nor any ERISA Affiliate of the Seller is or has ever contributed (or been required to contribute) to any plan subject to Title IV of ERISA, including without limitation any “multiemployer plan.” No Seller Plan provides for welfare benefits following termination of employment other than as required by Section 4980B of the Code.

(g) Neither the Contemplated Transactions nor any of them, alone or together with any other event, will result in any payment of any kind to any employee or other service provider, or former employee or service provider, with respect to the Wholesale Business, including without limitation any bonus, severance, stay pay or other compensation benefit or payment. The Seller has not made any payments, and is not and has not been a party to any agreement, contract, arrangement or plan that could result in Seller making payments, that have resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Section 4999 of the Code.

3.17. Certain Financial Information.

(a) The consolidated financial statements contained in the Company 10-K and in the Company’s annual reports on Form 10-K for the years ended April 1, 2007 and April 1, 2008 (collectively, the “Company 10-Ks”) have been prepared from, and are in accordance with, the books and records of the Seller and present fairly, in all material respects, the consolidated financial condition and results of operations of the Seller as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis.

(b) The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of the Seller has designated and implemented disclosure controls and procedures (as defined in Rules 13a-15(e) promulgated under the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Seller is made known to the management of the Seller by others within the Seller. Since the date of the filing of the Seller’s most recent annual report on Form 10-K prior to the date hereof, the Seller’s outside auditors and the audit committee of the Seller board of directors have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Seller’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any SEC Report or in any form, report or document filed by the Seller with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated.

(c) Each of the principal executive officer and the principal financial officer of the Seller (or each former principal executive officer and principal financial officer of the Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley Act with respect to the SEC Reports and with respect to any form, report or document filed by the Seller with the SEC after the date hereof. For purposes of the immediately preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Except as set forth on Schedule 3.17(d), the segment balance sheet relating to the Wholesale Business in the form attached hereto as Exhibit M (the “Wholesale Segment Balance Sheet”) has been prepared from, and is in accordance with, the books and records of the Seller and presents fairly, in all material respects, the financial condition and results of operations of the Seller’s Wholesale Business as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis.

(e) Schedule 6.1(h) is true, accurate and complete in all respects.

3.18. Undisclosed Liabilities. The Seller has no Liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than Liabilities that are disclosed in the Disclosure Schedule or on the face of the financial statements contained in Seller’s annual reports on Form 10-K.

3.19. Taxes.

(a) The Seller (i) has filed on a timely basis with the appropriate authorities all Tax Returns relating to the Wholesale Business which are or were filed or required to be filed on or before the date of this Agreement under applicable Legal Requirements, whether on a consolidated, combined, unitary or individual basis, which Tax Returns are true, correct and complete in all material respects, (ii) has paid in full on a timely basis to the appropriate Governmental Authority all Taxes relating to the Wholesale Business required to have been paid by the Seller (regardless of whether shown as due on any Tax Return), (iii) has timely and properly deducted, collected or withheld all Taxes or other amounts required to have been deducted, collected or withheld by the Seller, and (iv) has complied with all reporting and recordkeeping obligations in connection therewith (v) the Seller in not a beneficiary of any extension of time within which to file any Tax Return relating to the Wholesale Business and has not waived any statute of limitations in respect of taxes relating to the Wholesale Business.

(b) (i) No Governmental Authority has asserted any adjustment, deficiency, or assessment that could result in additional Tax relating to the Wholesale Business for which the Seller is or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Seller has received written notice relating to any Tax relating to the Wholesale Business for which the Seller is or may be liable; (ii) no claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that a Seller is or may be subject to Tax in that jurisdiction, and to the Seller’s Knowledge, there is no basis for such a claim to be made.

(c) There are no Liens on any of the assets of the Seller which arose in connection with any failure or asserted failure to pay any Tax.

(d) The Wholesale Business does not include any “advanced payments,” as defined in Revenue Procedure 2004-34, for which Buyer shall have to recognize corresponding income after the Closing Date.

(e) The Seller has never been or nor is required to make any disclosure with respect to the Wholesale Business to the IRS pursuant to Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations promulgated thereunder.

3.20. Notes and Accounts Receivable. All notes and accounts receivable of the Seller related to the Wholesale Business are reflected properly on its books and records in accordance with GAAP, are valid receivables, and arose from bona fide transactions. The Seller has delivered to Buyer as Schedule 3.20 a true and correct list of all receivables which have been deemed uncollectible and are not reflected in the Wholesale Segment Balance Sheet.

3.21. Insurance. Schedule 3.21 sets forth a list of all insurance policies of the Seller (a) applicable to the Wholesale Business and/or (b) that cover any Acquired Asset, Leased Property or Assumed Liability. Except as set forth on Schedule 3.18, there are no claims that relate to the Wholesale Business currently pending under any such insurance policy and to the Seller’s

Knowledge, each policy is legal, valid, binding and in full force and effect and no insurer has denied or disputed any claim or, to Seller’s Knowledge, threatened to cancel any such policy.

3.22. Suppliers. Schedule 3.22 sets forth a list of the names and purchase amounts of the top ten suppliers of goods to the Wholesale Business for the current fiscal year to date. The Seller has not received any written notice that, and to the Seller’s Knowledge, none of any of such suppliers will stop selling to the Wholesale Business supplies, merchandise and other goods on terms and conditions substantially the same as those used in current sales, subject to general and customary price increases.

3.23. Subsidiaries. Except as set forth on Schedule 3.23, the Seller has no subsidiaries that operate in the Wholesale Business or that hold any assets utilized in the Wholesale Business.

3.24. Information To Be Supplied. The information supplied or to be supplied by Seller for inclusion in the Proxy Statement to be filed with the Securities and Exchange Commission will not, on the date of its filing or, in, or on the dates the Proxy Statement is mailed to the Seller’s shareholders and at the time of the Seller’s shareholder meeting in connection therewith, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.25. Voting Requirements; Approval; Board Approval. The affirmative vote of the holders of at least  2/3 of the Company’s Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single voting group, and of at least a majority of the Company’s Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as separate voting groups, are the only votes of the Company’s Shareholders required to authorize this Agreement and the Contemplated Transaction and the board of directors of Seller has, at a meeting duly called and held, by unanimous vote, (i) approved this Agreement, the Closing Documents, and the Contemplated Transactions and (ii) resolved to recommend that the Seller’s shareholders authorize the Agreement and the Contemplated Transactions.

3.26. Product Warranty. No product sold or delivered by the Wholesale Business is subject to any guaranty, warranty or other indemnity issued by the Seller beyond the applicable standard terms and conditions of sale.

3.27. Powers of Attorney. Except pursuant to this Agreement and the Exhibits hereto, there are no outstanding powers of attorney executed on behalf the Seller with respect to the Wholesale Business, its assets, Liabilities or business.

3.28. No Illegal Payments. To Seller’s Knowledge, neither the Seller nor any of its directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Seller (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.29. Anti-Takeover. No state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, or the other transactions contemplated by this Agreement. The Seller does not have a “poison pill” or similar shareholder rights plan.

3.30. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any payments, distributions and reserves contemplated to be made at or following the Closing), the Seller (a) is and shall be able to pay its debts as they become due; (b) owns property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller.

3.31. Reasonably Equivalent Value. The Purchase Price represents the reasonably equivalent value of the Acquired Assets as determined pursuant to arm’s length bargaining regarding the fair market values of the Acquired Assets.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Seller that:

4.1. Organization and Qualification of the Buyer. The Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification and (c) has all power and authority consummate the Contemplated Transactions.

4.2. Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and all other instruments, agreements and documents contemplated thereby and has taken all actions necessary to authorize the consummation of the Contemplated Transactions and the performance of its obligations hereunder and thereunder. Each Transaction Document to which the Buyer is a party has been duly executed and delivered by the Buyer and is Enforceable against the Buyer.

4.3. Government Authorization. The execution, delivery and performance by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Buyer require no action (including any authorization, consent or approval) by or in respect of, or filing with, any Governmental Authority.

4.4. Noncontravention. The execution, delivery and performance by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Buyer do not and will not (i) violate, conflict with or result in a default under the Organizational Documents of the Buyer, (ii) violate in any material respect any applicable Legal Requirement, (iii) except as set forth on Schedule 4.4 require any consent or other action by any Person under, conflict with, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any material benefit to which the Buyer is entitled under any provision of any material agreement or other material instrument binding upon the Buyer or (iv) result in the creation or imposition of any Lien on any asset of the Buyer, except for Permitted Liens.

4.5. Brokers’ Fees. The Buyer shall be solely obligated for the payment of all fees or expenses of any broker, agent or finder engaged by it in connection with and for this Agreement or the Contemplated Transactions. The Buyer represents and warrants that there are no Liabilities with respect to any such brokers’ or finders’ fees or commissions relating to the Contemplated Transactions for which the Seller could become liable or obligated.

4.6. Litigation. There are no Actions to which the Buyer is a party (either as plaintiff or defendant), or to which the Buyer’s assets are subject, pending or, to the Buyer’s knowledge, threatened, that question the validity of this Agreement or the Transaction Documents.

4.7. Financing. As of the date of this Agreement, subject to the accuracy of (x) the representations and warranties of the Seller set forth in Article 3 hereof and (y) the historical and projected financial information provided by the Seller, and the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof, Buyer has no reason to believe that it will be unable to satisfy the conditions of closing set forth in Section 6.1(q).

5.	COVENANTS.

5.1. Filing and Mailing of the Proxy Statement. As soon as practicable following the date of this Agreement but in any event no later than fifteen (15) Business Days after the date hereof, the Seller shall at its own expense file with the Securities and Exchange Commission (“SEC”) a proxy statement (the “Proxy Statement”) as required by applicable Law relating to the approval of Seller’s shareholders of (i) this Agreement and the Contemplated Transactions, (ii) Seller’s change of its corporate name to a name that does not contain the word “Tully’s”, as required by Section IV(b) of the License Agreement and (iii) the amendment of Tully’s Amended and Restated Articles of Incorporation to amend the liquidation preferences of the Common Stock, Series A Preferred Stock, and Series B Preferred Stock in connection with the consummation of the Contemplated

Transactions (the “Shareholder Approval”). The Proxy Statement will present each of the foregoing proposals for Shareholder Approval on the agenda for the Seller shareholder meeting and such proposals may not be combined with any other proposals that the Seller may present independently in the Proxy Statement.

Prior to the filing of the Proxy Statement, the Seller shall consult with Buyer with respect to such filings and shall afford Buyer or its representatives reasonable opportunity to comment thereon. Seller shall notify Buyer of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Buyer with copies of all correspondence between the Seller, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement. The Seller shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and any other required filings as promptly as practicable after receipt thereof. The Seller will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable. No filing of, or amendment or supplement to the Proxy Statement will be made by Seller without providing the Buyer a reasonable opportunity to review and comment thereon. If at any time any information relating to Seller or any of its affiliates, officers or directors should be discovered which should be set forth in an amendment or supplement to the Proxy Statement, so that any it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the applicable shareholders. Seller will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto.

5.2. General. Seller and Buyer will each use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

5.3. Notices and Consents. The Seller shall within 15 days of closing have given any notices to third parties, and the Seller will use commercially reasonable efforts to obtain any third party consents, that are required to transfer the Acquired Assets to Buyer, including without limitation consents from the Creditors and any other consent that the Buyer may request.

5.4. Operation of Business. Between the Effective Date and the Closing Date the Seller will not engage in any practice, take any action, or enter into any transaction outside of the ordinary course in connection with the Wholesale Business. Without limiting the generality of the foregoing, during such period, the Seller (i) will not (A) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (B) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, (C) institute or execute any new or modify any existing severance or termination pay practice, whether conditionally or otherwise and whether pursuant to any Contractual Obligation, Employee Plan or otherwise, with respect to any employee, officer, director or independent contractor of the Wholesale Business or whose responsibilities relate to the Wholesale Business; (D) make any changes in the rate or terms of the current or future compensation of any director, officer or employee of the Wholesale Business or whose responsibilities relate to the Wholesale Business, except for (x) normal periodic adjustments in the ordinary course for a wholesale coffee business and consistent with past practice, and (y) changes required by an applicable Legal Requirement; (E) establish, enter into, adopt, amend, terminate or otherwise terminate the coverage or benefits available under any Employer Plan or enter into any collective bargaining agreement or other agreement with a labor union in either case with respect to the Wholesale Business; (F) pay any bonus to any director or officer working for the Wholesale Business or otherwise grant any unusual or extraordinary benefit or other direct or indirect compensation to any person; (G) change the manner in which contributions to any Employer Plan are made or the basis on which such contributions are determined, except, in each case, as may be required by applicable Legal Requirements; and (ii) will (A) keep available to the Buyer the services of the Seller’s present officers, employees, agents and independent contractors related to the Wholesale Business, and (B) preserve for the benefit of Buyer the goodwill of Seller’s customers, suppliers, landlords and others having business relations with it.

5.5. Trade Payables and Receivables. Seller will not without Buyer’s written consent change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of customers, pricing and payment terms, rebates and sales practices, cash collections, inventory management, prepaid expenses or terms with vendors or suppliers in each case as related to the Wholesale Business.

5.6. Press Releases and Public Announcements. Any public announcement, press release or similar publicity, with respect to this Agreement and the transactions contemplated hereby will be issued at the time and in the manner mutually agreed by the Buyer and the Seller.

5.7. Future Assurances. At any time and from time to time after the Closing, at the request of a Party and without further consideration, each other Party will execute and deliver such other appropriate instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting Party may reasonably determine is necessary to effectuate the provisions and purposes of this Agreement.

5.8. Access to Books, Records, etc. Subject to Section 5.9 below, Buyer agrees that it will cooperate with and make available to the Seller, during normal business hours and upon reasonable notice, all books and records, information and employees (without substantial disruption of employment) of the Seller retained by Buyer and remaining in existence after the Closing Date (excluding Tax Returns and records and information pertaining to the period from and after the Closing) that are necessary in connection with any inquiry, audit, investigation, dispute, litigation or other proceeding or similar matter involving or related to the Seller (other than any dispute among the Parties or their respective Affiliates with respect to this Agreement, the Transaction Documents and the Contemplated Transactions) or which the Seller may otherwise request in connection with the performance of its obligations under the Transaction Documents, to address pre-Closing matters or to wind up the affairs of the Seller with respect to the Wholesale Business.

The Seller agrees that it will cooperate with and make available to the Buyer, during normal business hours and upon reasonable notice, all books, records and information (without substantial disruption of employment) of the Seller which relate to the Wholesale Business, the Acquired Assets or the Assumed Liabilities, retained by such Seller Party and remaining in existence after the Closing Date that are necessary in connection with any inquiry, audit, investigation, dispute, litigation or other proceeding or similar matter to which the Buyer is a party and which involves or relates to the Wholesale Business, the Acquired Assets or the Assumed Liabilities. The Seller agrees that it shall preserve and keep all books and records of the Seller relating to the Wholesale Business, the Acquired Assets and the Assumed Liabilities for a period of at least seven (7) years from the Closing Date; provided that the Seller may thereafter destroy records and information in the ordinary course of business to the extent in the Seller’s possession.

Without limiting the generality of the foregoing, within fifteen (15) days after the end of each fiscal month after the date hereof through the Closing Date, the Seller shall deliver to the Buyer monthly financial statements for the Wholesale Business for that fiscal month and, upon the Buyer’s request, meet with the Buyer to review and discuss the results of operations and changes in financial position reflected therein. No information received or investigations undertaken by the Buyer shall operate as a waiver with respect to or otherwise affect any representation, warranty, covenant or agreement made or given by the Seller in this Agreement or any of the Closing Documents or in any instrument delivered in connection herewith or therewith.

5.9. Confidentiality.

(a) Buyer and the Seller agree to maintain in the strictest confidence, and shall cause their respective lenders, investors and Representatives, including Representatives of such lenders and investors, to maintain in the strictest confidence, any and all information, written or otherwise, related to the assets, liabilities, operations and/or business of the Buyer and the Seller (“Confidential Information”), unless (i) such Confidential Information is already known to such Party or to others not bound by a duty of confidentiality or such Confidential Information becomes publicly available, in each case, through no fault of such Party from a person who is not otherwise bound by an obligation of confidentiality with respect to such Confidential Information, (ii) the use of such Confidential Information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, with the prior consent of the Seller and the Buyer, which consent will not be unreasonably withheld or delayed or (iii) disclosure of Confidential Information is required by an applicable Legal Requirement, as set forth in subsection (b) hereof. Notwithstanding the foregoing, each of Buyer, Seller and their directors, officers, employees, agents and advisors may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to them relating to such Tax treatment and Tax structure, all as contemplated by Treasury Regulations section 1.6011-4.

(b) Each Party agrees that in the event it or its Representatives are required by applicable Legal Requirement to disclose the Confidential Information or the terms or existence of the Contemplated Transaction, then such Party will, unless otherwise prohibited by applicable Legal Requirements, provide prompt written notice thereof to the other Parties, together with a copy of such process, and will cooperate with the other Parties so as to enable any or all of them to seek an appropriate protective order or other remedy.

(c) Each Party agrees that, in the event of an actual or threatened breach of this Section 5.9 by such Party, then any or all of the other Parties shall be entitled to injunctive relief to prevent such actual or threatened breach, it being agreed that the other Parties shall not have any adequate remedy at law.

5.10. Non-Assignable Assets. Following the Closing, the Seller shall use commercially reasonable efforts to cooperate with and assist the Buyer in obtaining all consents required in connection with the Contemplated Transactions not obtained as of the Closing. To the extent that any consent is not obtained, at the Buyer’s request the Seller and the Buyer shall enter into agreements for each Assumed Contract, Permit or other right for which consent was not obtained, under which the Buyer shall obtain the rights and benefits of any such Assumed Contractual Obligation, Permit or other right at the Buyer’s cost and assume the corresponding obligations and liabilities of the Seller thereunder, so that the parties are, to the greatest extent possible, put in the same position they would have been in had such consent been obtained unconditionally and without recourse. Such agreements may be in the form of a subcontract, sub-license or sub-lease appointing the Buyer as agent to the Seller to perform such Lease, Contractual Obligation, Permit or other right, or any other arrangement under which the Buyer could enforce for the benefit of the Buyer any and all rights and benefits of the Seller against the third party thereto.

5.11. Tax Matters.

(a) Straddle Period. For the purposes of this Agreement, whenever it is necessary to determine the liability for Taxes (other than personal property Taxes of Washington) for a Straddle Period, (A) the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and, items of income, gain, deduction, loss or credit of such member for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between such two taxable years or periods on a daily basis, or (B) in the case of Taxes imposed on a periodic basis with respect to the assets of the Wholesale Business or otherwise measured by the level of any item, the Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b) Transfer Taxes. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Seller’s payment of Transfer Taxes. Seller and Buyer, as appropriate shall execute and deliver, and Seller shall cause each of the Seller Affiliates, as appropriate, to execute and deliver, all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes. Seller shall pay all Transfer Taxes; provided, however, that Buyer shall cooperate with the other parties in providing any information and documentation that may be necessary to obtain any available exemption. Buyer agrees to retain all records relating to the finances and Taxes of the Acquired Assets for all Pre-Closing Tax Periods until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. Buyer and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

(c) Wage Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Internal Revenue Service Revenue Procedure 2004-53 with respect to wage reporting for employees of the Seller which become employees of the Buyers in connection with the Contemplated Transactions.

5.12. Board Recommendation; Non Solicitation; Fiduciary Exceptions.

(a) Subject to Section 5.12(d) hereof, the Seller’s board of directors shall recommend that Seller’s shareholders approve the Contemplated Transactions and this Agreement at the shareholders’ meeting; and Seller’s obligation to call, give notice of, convene and hold the shareholders’ meeting as set forth in the Proxy Statement and in accordance with this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Seller of any Acquisition Proposal or Superior Proposal.

(b) The Seller and its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively, “Representatives”) have ceased and caused to be terminated all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any Persons with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the Contemplated Transactions, involving: (A) any acquisition or purchase from the Seller by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the Seller’s Common Stock, Series A Preferred Stock or Series B Preferred Stock or any class of voting securities of the Seller’s subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Seller or any of its subsidiaries, (B) any consolidation, business combination, merger or similar transaction involving the Seller; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of the Acquired Assets, or assets of the Seller or its subsidiaries (including for this purpose the outstanding equity securities of the Seller’s subsidiaries) for consideration that would be equal to fifteen percent (15%) or more of the revenues, net income or assets of the Seller; or (D) any recapitalization, restructuring, liquidation or dissolution of the Seller (each of clauses (A)-(D), an “Acquisition Proposal”). Except as otherwise provided in this Section 5.12, the Seller shall not, and shall not authorize or permit its Representatives to, directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which is or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in negotiations or discussions with, or provide any information or data to, any Person (other than Seller or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or other agreement. Notwithstanding the foregoing, nothing contained in this Section 5.12 or any other provision hereof shall prohibit the Seller or the Seller’s board of directors from (x) taking and disclosing to the Seller’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosures to the Seller’s shareholders as in the good faith judgment of the Seller’s board of directors, after receipt of advice from outside legal counsel, as is required for complying with Seller’s disclosure obligations with regard to any Acquisition Proposal under applicable Legal Requirements.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the date of the Shareholder Approval (the “Acceptance Date”), the Seller and its Representatives may furnish information or data concerning Seller’s business, properties, and assets to any Person pursuant to a confidentiality agreement with terms no less favorable to the Seller than those contained in the Confidentiality Agreement, and may engage in discussions and negotiations with such Person concerning an Acquisition Proposal, if, but only if, such Person has, in the absence of any violation of this Section 5.12 by the Seller, submitted a bona fide written proposal to the Seller relating to an Acquisition Proposal that the Seller’s board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, is or is reasonably likely to lead to a

Superior Proposal (as defined below) and where the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the fulfillment of the directors’ fiduciary duties (including the standards of conduct set forth in Section 23B.08.300 of the Washington Business Corporation Act) under applicable Legal Requirements. The Seller shall promptly (and in any case within 48 hours) (i) notify Buyer of the receipt of any Acquisition Proposal, which notice shall include a copy of such Acquisition Proposal, and (ii) provide Buyer with copies of all written materials provided by the Seller to the Person who has submitted such Acquisition Proposal. The Seller shall promptly keep Buyer reasonably informed (and, in any case, within 24 hours of any material developments) of the status and terms (including amendments and proposed amendments) of any such Acquisition Proposal. The Seller shall, promptly following a determination by Seller’s board of directors that an Acquisition Proposal is a Superior Proposal, notify Buyer of such determination. For purposes of this Agreement, a “Superior Proposal” is an Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, (A) all or substantially all of the shares of the Seller’s capital stock then outstanding or (B) all or substantially all of the assets of the Seller, in each case which the Seller’s board of directors determines in good faith (after consultation with its financial advisor) to be (x) more favorable to the shareholders of the Seller from a financial point of view than the Contemplated Transactions, and (y) taking into account all the terms and conditions of such proposal and this Agreement, including any changes to the financial terms of this Agreement proposed by Buyer in response to such proposal or otherwise, and at least as likely to be consummated as the transactions contemplated thereby in a timely manner, considering all financial, legal, regulatory and other aspects of such proposal.

(d) Except as expressly permitted by this Section 5.12(d), neither the Seller’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by the Seller’s board of directors or any such committee of the Contemplated Transactions, this Agreement or the proposal contained in the Definitive Proxy Statement relating to the approval of the Contemplated Transactions and this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action referred to in the foregoing clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.12(c)).

Notwithstanding anything to the contrary contained in this Agreement, prior to the Acceptance Date and subject to this Section 5.12(d), the Seller’s board of directors may effect an Adverse Recommendation Change (x) in response to an unsolicited bona fide written Acquisition Proposal, if the Seller’s board of directors (A) determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties to the shareholders of the Seller under applicable Legal Requirements or (y) other than in connection with an Acquisition Proposal, if the Seller’s board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties to the shareholders of the Seller under applicable Legal Requirements; provided, however, that the Seller’s board of directors shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement pursuant to clause (x) or (y) of this Section 5.12(d)(ii) until after the third business day following the Seller’s delivery to Buyer of a written notice advising Buyer that board of directors has received a Superior Proposal and that the Seller intends to effect an Adverse Recommendation Change or terminate this Agreement; and provided, further, that during such three (3) business day period, the Seller has provided the Buyer the opportunity, in Buyer’s sole discretion, to make such adjustments in the terms and conditions of this Agreement as would enable the Seller’s board of directors to proceed with its recommendation of the Contemplated Transactions and this Agreement without making an Adverse Recommendation Change. Neither making an Adverse Recommendation Change in accordance with this Agreement nor terminating this Agreement in accordance with this Section 5.12(d) shall constitute a breach by Seller of this Agreement.

(e) The Seller shall promptly (but in no event later than two (2) business days after the date of this Agreement) demand that each Person that has executed a confidentiality agreement in connection with a potential Acquisition Proposal return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all copies of confidential information furnished to such Person by or on behalf of the Seller or a Seller subsidiary.

(f) Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining Shareholder Approval, if the Seller’s board of directors receives an unsolicited, bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of Section 5.12 which contains a statement or terms that are not reasonably understandable or clear on their face, Seller and its Representatives may submit written questions or requests for clarification to the Person making such Acquisition Proposal that are restricted exclusively to seeking clarification of such statement or terms so as to determine whether such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal; provided that both such Acquisition Proposal and such written request for clarification have been provided concurrently to Buyer with the delivery of such written request to such party.

(g) Notwithstanding anything to the contrary contained in this Section 5.12, Seller may continue to negotiate with Kouta Matsuda, as well as directly or indirectly solicit or initiate or enter into any discussions or transactions with any third party, relating to Seller’s international business, and may directly or indirectly solicit or initiate or enter into any discussions or transactions with any third party relating to the sale of Seller’s retail operations, so long as such discussions or transactions do not relate to the Wholesale Business, the Contemplated Transactions or contemplate the inclusion of any of the Acquired Assets (collectively, “Excluded Proposals”). Any such Excluded Proposals shall not be considered an Acquisition Proposal hereunder.

5.13. Berner Inventory. Buyer shall pay to Seller any proceeds that it receives from the sale of the Berner Inventory.

6.	CONDITIONS TO OBLIGATION TO CLOSE.

6.1. Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made as of the Closing Date and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing Date with the same force and effect as if made as of the Closing Date, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

(b) Performance by the Seller. All of the covenants, agreements and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects by them at or prior to the Closing.

(c) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d) Certificates. The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(c) are satisfied in all respects.

(e) Opinion. The Buyer shall have received from counsel to the Seller an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer, and dated as of the Closing Date.

(f) Closing Documents. The Seller will have delivered to the Buyer each of the Closing Documents duly executed by the parties thereto and all other documents required to be delivered by Seller pursuant to Section 2.7 and the Closing Documents shall be in full force and effect.

(g) Creditors. The Seller will have delivered to the Buyer termination and payoff letters from each of the Creditors in form and substance reasonably satisfactory to the Buyer evidencing termination of all such facilities, together with evidence of termination of all Liens on the Acquired Assets.

(h) Trade Payables. The Seller will have delivered to the Buyer a summary of the check run to be made immediately following Closing pursuant to which Seller shall pay all trade payables of the Wholesale Business as set forth on Schedule 6.1(h) (which shall reflect all trade payables of the Wholesale Business as of the Closing) and a certificate certifying that such payables will be made immediately upon the Closing. For the avoidance of doubt, Schedule 6.1(h) shall include the entire payable to Berner for the Berner Inventory, which amount is in addition to the deposit currently held by Berner referenced in 6.1(t).

(i) Seller Consents. The Seller will have delivered to the Buyer documentation satisfactory to the Buyer evidencing Seller having obtained all Seller Consents.

(j) Roaster Permit Compliance. The Buyer will have received from the Puget Sound Air Group and any other the applicable State of Washington regulatory authority all necessary 2008 permits and approvals required for each of the two smaller roasters located on the Leased Property to roast up to 6,800 pounds of coffee per day and the third larger roaster to roast up to 16,400 pounds of coffee per day and for the three roasters located on the Leased Property operating together to roast at least a combined aggregate of 30,000 pounds of coffee per day in full compliance with all Laws and all such permits and approvals will have been granted or transferred to the Buyer in full compliance with all Laws and Seller will have at its own expense completed all modifications and repairs required to operate each of the roasters at the Leased Property in compliance with such permits and that on the Closing Date each of the roasters will be operational and able to roast up to the amounts set forth herein.

(k) Organic Certification. The Seller will have obtained Organic Certification by the Washington State Department of Agriculture which covers all coffee roasting procedures at the Leased Property and all coffee roasted at the Leased Property.

(l) Tax Clearance Certificates. The Seller shall have provided Buyer with letters or certificates from each of the Washington State Department of Revenue, the Washington State Employment Security Department and the Washington State Department of Labor and Industries evidencing that no Taxes or other payments are due from Seller to any of such departments at Closing or as a result of the Closing.

(m) No Material Adverse Change. There shall not have been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

(n) Shareholder Approval. The Shareholder Approval shall have been obtained and shall be in full force and effect.

(o) Necessary Actions. All actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

(p) Employment Offers. Seller will have terminated each of its employees listed on subsection 1 of Schedule 6.1(p) effective as of the Closing Date and (i) 75% of the employees listed on subsection 1 of Schedule 6.1(p) will have accepted employment offers from the Buyer on or prior to the Closing Date, including Mark Dacosta and John Rader and (ii) either 75% of the employees listed on subsection 2 of Schedule 6.1(p) will have accepted employment offers from the Buyer on or prior to the Closing Date or arrangements reasonably satisfactory to the Buyer shall be made to provide services with respect to the functional areas of such employees through the Transition Services Agreement.

(q) Consent Under Credit Facility. The Buyer shall have met all conditions and obtained all required consents to funding the Purchase Price under the Buyer’s Amended and Restated Revolving Credit Agreement dated as of December 3, 2007 among the Buyer, its guarantor subsidiaries, Bank of America, N.A., Banc of America Securities LLC and the other lender parties thereto, as amended and in effect from time to time.

(r) Amendments to Certain Contracts. The Seller will have executed amendments reasonably satisfactory in form and substance to Buyer with the applicable counter party to Seller in each of the (i) Amended and Restated Brokerage Agreement dated as of August 1, 2005 between Impact Sales, Inc., (ii) Supply and Distributor Agreement dated as of October 1, 2003 between Food Services of America, Inc. and Seller, and (iii) Consulting Agreement dated as of June 18, 2008 by and between Tully’s and PinnPointe Consulting Group.

(s) Amendments to Coffee Contracts. The Seller will have executed amendments reasonably satisfactory in form and substance to Buyer to Seller’s existing contracts with Atlas and Sustainable Harvest to provide that all obligations in such contracts are subject to approval of sample.

(t) Berner Side Letter. The Buyer will have received a letter in form and substance reasonably satisfactory to Buyer from Berner Foods, Inc. (“Berner”) stating that the $200,000 deposit that Berner is currently holding from Seller will be applied toward the packaging materials produced by Berner pursuant to the Supply Agreement dated as of August 10, 2006 between Seller Subsidiary and Berner and Exhibit A thereto (the “Berner Inventory”).

(u) TCAP Side Letter. The Buyer will have received a letter in form and substance reasonably satisfactory to the Buyer stating that Seller acknowledges that GMCR is a third-party beneficiary under the TCAP License (as defined in the License Agreement) and shall cause Tully’s Coffee Asia Pacific, Inc. to agree GMCR is such a third-party beneficiary.

(v) FIRPTA Certificate. Seller shall have delivered to Buyer a certification meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(w) TCAP Liens. Seller will have caused Tully’s Coffee Asia Pacific, Inc. to have released all Liens on the Acquired Assets held by Tully’s Coffee Asia Pacific, Inc. pursuant to the Security Agreement dated December 21, 2007 between Seller and Tully’s Coffee Asia Pacific, Inc. and that Buyer shall have received evidence reasonably satisfactory to Buyer as to the release of such Liens.

(x) Assumed Contract. The Seller will have executed amendments reasonably satisfactory in form and substance to the Buyer to each of the contracts listed on Schedule 2.1(c) in order to remove any retail obligations from such contracts.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4 shall be true and correct as of the Closing Date.

(b) Performance by Buyer. The Buyer shall have performed and complied with all of its covenants hereunder through the Closing.

(c) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(d) Certificates. The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 6.2(a)-(c) is satisfied in all respects.

(e) Necessary Actions. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

(f) Payment of Purchase Price and Noncompete Payment. Buyer shall have paid the Purchase Price and the Noncompete Payment in accordance with Section 2.4 and 2.8 hereof.

(g) Shareholder Approval. The Shareholder Approval shall have been obtained and shall be in full force and effect;.

(h) Closing Documents. The Buyer will have delivered to the Seller each of the Closing Documents duly executed by the parties thereto.

The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7.	INDEMNIFICATION.

7.1. Survival of Representations and Warranties. All of the representations and warranties of the Seller (except for those contained in Sections 3.1, 3.2, 3.5, 3.12, 3.13 and 3.19) or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect for 12 months following the Closing Date, at which time such representations and warranties and any cause of action based thereon will terminate. The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.5, 3.12 3.13 and 3.19 shall survive in full force and effect until the expiration of the applicable statute of limitations (after giving effect thereto to any tolling, extension or waiver thereof) at which time such representations and warranties and any cause of action based there on shall terminate. The termination of any such representation and warranty shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to the termination date. All of the representations and warranties of the Buyer contained in Section 4 shall survive the Closing and shall continue in full force and effect until 12 months following the Closing Date. All covenants and indemnities of any Party in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever.

7.2. Indemnification.

(a) Subject to the limitations set forth in this Article 7, the Seller will indemnify and hold harmless the Buyer, and the Representatives and Affiliates of the Buyer (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Buyer Indemnified Persons or any of them as a result of or arising out of:

(i)	any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(ii)	any breach or violation of any covenant or agreement of the Seller in or pursuant to this Agreement;

(iii)	any fraud or intentional misrepresentation (as determined by a court of competent jurisdiction) by the Seller;

(iv)	any Excluded Liability; or

(v)	any Excluded Asset.

(b) Subject to the limitations set forth in this Article 7, the Buyer will indemnify and hold harmless the Seller, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of or arising out of:

(i)	any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(ii)	any breach or violation of any covenant or agreement of Buyer in or pursuant to this Agreement;

(iii)	any fraud or intentional misrepresentation (as determined by a court of competent jurisdiction) by Buyer;

(iv)	any Assumed Liability; or

(v)	the ownership and operation of the Acquired Assets and the conduct of the Business after the Closing Date other than Losses that arose as the result of a breach of Section 5.4 (Operation of Business) between the date hereof and the Closing Date.

7.3. Time Limitations. No claim may be made or suit instituted seeking indemnification in respect of any breach or inaccuracy in any representation or warranty pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the party seeking indemnification under Section 7.2 (the “Indemnified Party”), is provided to the party against whom indemnity is sought (the “Indemnifying Party”):

(a) at any time prior to the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.12, 3.13 and 3.19; and

(b) at any time prior to the date which is 12 months after the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

7.4. Monetary Limitations.

(a) The Buyer will have no obligation to indemnify the Seller Indemnified Persons and the Seller will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 7.2 with respect to Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $200,000 (the “Threshold”) (at which point the Seller or Buyer will indemnify, as applicable the Seller Indemnified Persons or the Buyer Indemnified Persons for all Losses in excess of the Threshold). Subject to paragraph (c) below, (i) the maximum aggregate liability of the Seller for all claims by the Buyer Indemnified Persons under 7.1(a)(i) for Losses shall be limited to $3,500,000 (the “Cap”) and (ii) the maximum aggregate liability of Buyer for all claims by the Seller Indemnified Persons under Section 7.1(b)(i) for Losses shall be limited to the Cap.

(b) Any and all dollar amounts payable by the Seller as an Indemnifying Party to the Buyer as an Indemnified Party in connection with a claim for Losses under Section 6.1(a) will be paid in cash by Seller in accordance with payment instructions provided by the Buyer. Any and all dollar amounts payable by the Buyer as an Indemnifying Party to the Seller as an Indemnified Party in connection with a claim for Losses under Section 6.1(b) will be paid in cash in accordance with payment instructions provided by the Seller.

(c) Notwithstanding the foregoing, the limitations on liability in paragraphs (a) and (b) of this Section 7.4 shall not apply to (i) claims related to breaches of or inaccuracies in the representations and warranties set forth in Section 3.1, 3.2, 3.5, 3.12, 3.13 and 3.19; (ii) claims for indemnification pursuant to any provision of Section 7 other than Sections 7.2(a)(i) and 7.2(b)(i); provided however, that the aggregate liability with respect Losses arising as described in clauses (i) and (ii) hereof shall not exceed the Purchase Price and provided further nothing herein shall be deemed to limit an Indemnified Party’s ability to bring a claim for equitable relief or from bringing any action based on fraud or intentional misrepresentation or the monetary relief available for such claim. Subject to Section 6.3(b), any and all dollar amounts payable by an Indemnifying Party to an Indemnified Party in connection with a claim for Losses under any provision of Section 7 other than Section 7.1(a)(i) and Section 7.1(b)(i) will be paid in cash without deduction or set off by such Indemnifying Party in accordance with payment instructions provided by the Indemnified Party.

7.5. Third Party Claims.

(a) If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an indemnification claim against an Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) The Indemnifying Party will be entitled to assume control of the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 7.6(a) and shall be entitled to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from or arising out of the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action and (v) the Indemnifying Party can demonstrate to the reasonable satisfaction of the Indemnified Party its ability to pay for the entirety of all the potential Losses in relation to the Third Party Claim, subject to the limitations set forth in Section 7.3. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no negative effect on any other claims that may be made against the Indemnified Party.

(d) If the Indemnifying Party does not deliver the notice contemplated by the first clause of Section 7.5(b) within 15 days after the Indemnified Party has given notice of the Third Party Claim, (i) the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, at its own expense, provided that, the Indemnified Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless the Indemnified Party shall have notified the Indemnifying Party of the suit pursuant to clause (i) of Section 7.5(b) and the Indemnifying Party shall have failed to taken control of such suit in accordance with this Section 6.5(b). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 7.5(d), the Indemnifying Party will (i) advance the

Indemnified Party promptly and periodically upon request for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from or arising out of the Third Party Claim to the fullest extent provided in this Section 7.

7.6. Information. Each Party hereby agrees to provide to the other Party on request all information and documentation reasonably necessary to support and verify any Losses which give rise to a claim for indemnification pursuant to this Section 7 and to provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim of the defense thereof.

7.7. Remedies Cumulative; Sole Remedy; Order of Recovery. The rights of each Buyer Indemnified Person and the Seller Indemnified Person under this Section 7 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 7 without regard to the availability of a remedy under any other provision of this Section 7. Notwithstanding the foregoing, except to the extent that a claim involves fraud or intentional misrepresentation (as determined by a non-appealable decision of a court of competent jurisdiction), the sole and exclusive remedy for any breach of, or inaccuracy in, or alleged breach or inaccuracy in, any representation or warranty in any Transaction Document shall be indemnification in accordance with this Section 7.

7.8. Purchase Price Adjustment. Any indemnity payments made pursuant to this Section 7 shall be treated by the Parties as adjustments to the Purchase Price for all purposes.

7.9. Tax Benefits. Any payment to an Indemnified Party pursuant to this Section 7 shall be reduced to take account of any net Tax benefit actually received by the Indemnified Party in respect of the taxable year in which such Loss is incurred or paid and, with respect to a Tax benefit arising in a year subsequent to the year in which the Loss is paid or incurred, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (including, as relevant, any member of its affiliated group) when such Tax benefit is actually received (reduced, in each case, by the amount of any Tax detriment actually realized by the Indemnified Party as a result of the receipt of any indemnity payment hereunder). In computing the amount of any such Tax cost or Tax benefit the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

7.10. Insurance Recoveries. The amount of any Losses payable by a Party hereunder shall be net of any amounts actually recovered in cash by an Indemnified Party under applicable insurance policies, net of all expenses incurred in prosecuting such insurance claim and the present value of any increase in insurance premiums or other charges paid or to be paid by such Party directly attributable to such Loss. If any Indemnified Party seeks indemnification against an Indemnifying Party under this

Section 7 for Losses sustained or incurred by such Indemnified Party with respect to a particular claim or series of related claims in excess of $25,000, the Indemnified Party shall be required to promptly make and pursue in good faith a claim under any applicable insurance policies to recover such Losses, but only if such Losses are not covered by the insurance policies of Indemnifying Party.

8.	TERMINATION AND ABANDONMENT.

8.1. Basis For Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date

(a)	by mutual written consent of Buyer and Seller;

(b)	by either Buyer or Seller:

(i)	if the Shareholder Approval shall not have been obtained at the shareholders’ meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters subject to such approval was taken;

(ii)	if the Closing does not occur on or prior to December 31, 2008 (the “Outside Date”), unless (x) the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate the Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth herein or (y) the failure of the Closing to occur by such date is solely the result of Shareholder Approval not being obtained prior to such date, in which case the Outside Date shall be automatically extended to February 15, 2009; or

(iii)	if there shall be any Legal Requirement that makes consummation of the transactions hereunder illegal or otherwise prohibited or any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which the terminating Party shall have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action shall have become final and non-appealable;

(c)	by Buyer:

(i)	in the event that an Adverse Recommendation Change shall have occurred;

(ii)

if Seller breaches any of its representations and warranties or fails to perform any of its covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Buyer of such breach; or

(iii)	if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

(d)	by Seller:

(i)	if Buyer breaches any of its representations and warranties or fails to perform any of its covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Buyer of such breach;

(ii)	in accordance with the terms and subject to the conditions of Section 5.12(d) in order to effect an Adverse Recommendation Change; or

(iii)	if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Seller;

provided, however, that the Party seeking termination pursuant to Section 8.1 (c)(ii), (c)(iii), (d)(i), (d)(ii) or d(iii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

8.2. Effect of Termination.

(a) Any termination under Section 8.1 of this Agreement will be effective immediately upon the delivery of a written notice of the terminating Party to the other Party hereto, and if then due, payment of the fee set forth in Section 8.2(b) or reimbursement of expenses as set forth in Section 8.2(c) hereof, as applicable. In the event of termination of this Agreement as provided for in Section 8.1 hereof, this Agreement will become void and of no further force and effect; provided, however, that (i) the provisions of Section 5.8 relating to the obligations to keep certain information confidential, Section 5.5 relating to publicity, this Section 8 and Section 9 (other than Section 9.16 relating to specific performance, which shall terminate with the other provisions of this Agreement) shall survive termination of this Agreement and remain in full force and effect and (ii) nothing herein shall relieve any party from liability for fraud or the knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) Seller will pay to Buyer:

(i)	a fee of $ 1.6 million if (A) either Party terminates this Agreement pursuant to Section 8.1(b)(i); (B) at any time after the date of this Agreement and prior to the date of the Seller’s shareholders’ meeting, an Acquisition Proposal with respect to Seller shall have been publicly announced, proposed or commenced and (C) within twelve months after the date of such termination, Seller shall have entered into an agreement related to an Acquisition Proposal; or

(ii)	a fee of $1.6 million if Buyer terminates this Agreement pursuant to Section 8.1(c)(i) or if Seller terminates this Agreement pursuant to Section 8.1(d)(ii) or (iii).

Any fee due under this Section 8.2(b) will be paid by wire transfer of immediately available funds (to an account specified by Buyer). The fee described in clause (i) will be paid by Seller at or before entering into the agreement relating to the Acquisition Proposal described therein. The fees described in clause (ii) will be paid by Seller promptly following termination of this Agreement, and in any event within two business days of termination. Upon payment of the termination fees in accordance with this Section 8.2(b), Seller will have no further liability to Buyer at law or in equity under this Agreement except as specifically set forth in Section 8.2(a). In no event shall Seller be required to pay the fees under this Section 8.2(b) on more than one occasion.

(c) If this Agreement is terminated by Seller pursuant to Section 8.1(d)(iii) due to Buyer’s failure to have obtained the consents to funding referenced in Section 6.2(q), then Buyer shall promptly (and in any event within two business days of termination) pay to Seller or its designee all out-of-pocket costs and expenses incurred by or on behalf of Seller in connection with this Agreement and the Contemplated Transactions, including all fees and expenses of counsel, accountants, investment bankers, and other Representatives, up to an aggregate maximum amount of $1.6 million for all such costs, fees, and expenses.

(d) Each of the Buyer and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Buyer and Seller would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty. If the Seller fails to pay as directed in writing by the Buyer any amounts due to the Buyer pursuant to this Section 8.2 within the time periods specified in this Section 8.2 or Buyer fails to pay the Seller any amounts due to the Seller pursuant to this Section 8.2 within the time periods specified in this Section 8.2, the Buyer or Seller, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Buyer, on one hand, or the Seller, on the other hand, as applicable, in connection with any action, including the lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.	MISCELLANEOUS.

9.1. Entire Agreement. This Agreement, together with the confidentiality agreement dated April 17, 2008, and the Closing Documents, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

9.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties (except with respect to any successor to all or substantially all of a Party’s business that becomes a party to this Agreement and subject to the terms and conditions of this Agreement to the same extent, and in the same capacity, as the Party which is so succeeded, in which case no prior written consent shall be necessary hereunder); provided, however, that the Buyer shall have the right to effect a collateral assignment for the benefit of Buyer’s lenders. This Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

9.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

9.4. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

9.5. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective on the business day following receipt of confirmation of good transmission; provided that a copy of any such facsimile is concurrently sent to the recipient by first class mail); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to any Seller:	Tully’s Coffee Corporation
3100 Airport Way South,
Seattle, Washington 98134
Phone: (206) 233-2070
Fax:

With a copy to:	Carney Badley Spellman, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104
Phone: (206) 622-8020
Fax: (206) 467-8215
Attention: Patrick R. Lamb

If to the Buyer:	Green Mountain Coffee Roasters, Inc.
33 Coffee Lane Waterbury, VT 05676
Phone: (802) 244-5621
Fax: (802) 244-1289
Attention: Lawrence J. Blanford

With a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Phone: (617) 951-7431
Fax: (617) 951-7050
Attention: Jane D. Goldstein, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.6. Mail. Seller authorizes Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Acquired Assets and to deal with the contents of such communications in any proper manner. The Seller shall promptly deliver to Buyer any mail or other communications received by the Seller after the Closing Date pertaining to the Acquired Assets. Buyer shall promptly deliver to the applicable Seller any mail or other communication received by Buyer after the Closing Date pertaining to the Excluded Assets or any Excluded liabilities, and any cash, checks or other instruments of payment in respect of the Excluded Assets. As soon as is practicable after the Closing Date, upon the request of the Buyer, the Seller will mail to its vendors a notice of the sale of the Acquired Assets hereunder.

9.7. Governing Law. This Agreement and all claims, disputes or other Actions arising hereunder or out of the Contemplated Transactions shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

9.8. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective, and if the amendment or waiver is applicable to any other party set forth on the signature pages hereto, such party. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

9.9. Severability. Any term or provision of this Agreement or of any Section hereof that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

9.10. Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party, with respect to any of the costs and expenses of the Seller (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

9.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. In all cases, word “including” shall be interpreted as “including without limitation” and the word “or” shall be interpreted as “and/or.”

9.12. Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

9.13. Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts within The State of New York for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above- named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

9.14. Venue. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring Actions only in The State of New York. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

9.15. Service of Process. Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, and (b) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) does not constitute good and valid service of process.

9.16 Specific Performance. The parties to this Agreement agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Upon proof of such irreparable damage, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.17. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY

PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	GREEN MOUNTAIN COFFEE ROASTERS, INC.

	By:	/s/ Lawrence J. Blanford
	Name:	Lawrence J. Blanford
	Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

THE SELLER PARENT:	TULLY’S COFFEE CORPORATION

	By:	/s/ Tom T. O’Keefe
	Name:	Tom T. O’Keefe
	Title:	Chairman of the Board and Director

THE SELLER SUBSIDIARY:	TULLY’S BELLACCINO, LLC

	By:	TULLY’S COFFEE CORPORATION,
Its Sole Member

	By:	/s/ Tom T. O’Keefe
	Name:	Tom T. O’Keefe
	Title:	Chairman of the Board and Director

[Signature Page to Asset Purchase Agreement]